EXHIBIT 1

CONTRIBUTION, PURCHASE AND SALE AGREEMENT

Dated as of November 4, 2014

TABLE OF CONTENTS

	ARTICLE I
	DEFINITIONS
Section 1.1	Definitions	2

	ARTICLE II
	THE CONTRIBUTIONS, PURCHASES AND SALES
Section 2.1	Issuance of Capricorn Holdings Units to the Company in Exchange for Cash	6
Section 2.2	Issuance of Capricorn Holdings Units to Seadrill in Exchange for Cash	6
Section 2.3	Purchase and Sale of 100% Interest in Seadrill Gulf Vela	6
Section 2.4	Purchase and Sale of 100% Interest in Seadrill Vela Hungary	6
Section 2.5	Transfer of West Vela Acquisition Receivable	6
Section 2.6	Closing	6
Section 2.7	Working Capital Purchase Price Adjustment	6
Section 2.8	Satisfaction of Intercompany Receivables	6
Section 2.9	Set-Off	6
Section 2.10	Withholding Taxes	6
Section 2.11	West Vela BOP Charges	6

	ARTICLE III
	REPRESENTATIONS AND WARRANTIES OF SEADRILL
Section 3.1	Representations and Warranties	8

	ARTICLE IV
	REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Section 4.1	Representations and Warranties	13

	ARTICLE V
	REPRESENTATIONS AND WARRANTIES OF CAPRICORN HOLDINGS
Section 5.1	Representations and Warranties	14

	ARTICLE VI
	PRE-CLOSING MATTERS
Section 6.1	Covenants of Seadrill Prior to the Closing Date	15
Section 6.2	Covenant of the Company Prior to the Closing Date	15
Section 6.3	Covenant of Capricorn Holdings Prior to the Closing Date	15

	ARTICLE VII
	CONDITIONS OF CLOSING
Section 7.1	Conditions of the Parties	16

i

ii

CONTRIBUTION, PURCHASE AND SALE AGREEMENT
This CONTRIBUTION, PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of November 4, 2014 is made by and among Seadrill Limited, a Bermuda exempted company (“Seadrill”), Seadrill Partners LLC, a Marshall Islands limited liability company (the “Company”), Seadrill Capricorn Holdings LLC, a Marshall Islands limited liability company (“Capricorn Holdings”), and Seadrill Americas Inc., a Texas corporation (“Seadrill Americas”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, the Company owns 15,300 units, representing a 51% limited liability company interest in Capricorn Holdings, and Seadrill owns 14,700 units, representing a 49% limited liability company interest in Capricorn Holdings;
WHEREAS, Seadrill Vela Hungary Kft., a Hungarian limited liability company (“Seadrill Vela Hungary”), is the record owner of the drillship, the West Vela;
WHEREAS, Seadrill is the record owner of all of the equity interests in Seadrill Vela Hungary;
WHEREAS, Seadrill Americas is the record owner of all of the equity interests in Seadrill Gulf Operations Vela LLC, a Delaware limited liability company (“Seadrill Gulf Vela”);
WHEREAS, the West Vela is subject to a contract for offshore drilling services, dated October 10, 2012, between Seadrill Deepwater Contracting Ltd., a Bermuda exempted company (“Seadrill Deepwater Contracting”), and BP Exploration and Production Inc., a Delaware corporation (“BP”), as amended by Amendment No. 1, dated March 26, 2014, Amendment No. 2, dated May 5, 2014, and Amendment No. 3, dated May 6, 2014, and on February 15, 2013, Seadrill Deepwater Contracting entered into an Assignment Agreement whereby it transferred its rights and obligations under such drilling contract to Seadrill Gulf Vela (the resulting drilling contract following such assignment and novation, the “West Vela Drilling Contract”);
WHEREAS, Seadrill Vela Hungary and Seadrill Gulf Vela are party to a bareboat charter, dated June 13, 2013 (the “West Vela Bareboat Charter”); and
WHEREAS, pursuant to this Agreement, each of the following will occur on the Closing Date (as defined in Section 2.6):

1.	The Company will contribute to Capricorn Holdings $238,177,082 in exchange for 5,100 units representing limited liability company interests in Capricorn Holdings;

2.	Seadrill will contribute to Capricorn Holdings $228,836,805 in exchange for 4,900 units, representing limited liability company interests in Capricorn Holdings;

3.
Seadrill Americas will sell and transfer to Capricorn Holdings, and Capricorn Holdings will purchase from Seadrill Americas, 100% of the outstanding membership interests in Seadrill Gulf Vela, in exchange for $128,227,891 in cash;

4.
Seadrill will sell and transfer to Capricorn Holdings, and Capricorn Holdings will purchase from Seadrill, 100% of the ownership interests in Seadrill Vela Hungary, in exchange for (i) $338,785,996 in cash, (ii) the payment (computed in accordance with Section 2.4) of an amount equal to $40,000.00 per day multiplied by the applicable percentage of the day rate actually received for each day after Closing under the West Vela Drilling Contract through the remaining term, without options, of the West Vela Drilling Contract as in effect on the date of this Agreement (the “Day Rate Earn Out”) and (iii) all amounts payable as the “Amortized Rig Rate Charge”, as defined and determined in Articles 10.5 through 10.8 of Section 5 of the West Vela Drilling Contract (the “Amortized Charge Earn Out”, and, together with the Day Rate Earn Out, the “Earn Out”); and

5.
Seadrill will transfer to Capricorn Holdings the receivable associated with the intercompany debt in the amount of approximately $188 million currently owed by Seadrill Vela Hungary to Seadrill in relation to the original acquisition of the West Vela (the “West Vela Acquisition Receivable”).

AGREEMENT
NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:
ARTICLE 1
DEFINITIONS

Section 1.1    Definitions. The following defined terms will have the meanings given below:
“1934 Act Filings” means the filings made with the Securities and Exchange Commission under the Securities Exchange Act of 1934 by Seadrill or the Company, as the case may be.
“Agreement” means this Contribution, Purchase and Sale Agreement.
“Amortized Charge Earn Out” has the meaning set forth in the Recitals of this Agreement.
“BP” has the meaning set forth in the Recitals of this Agreement.
“Capricorn Holdings” has the meaning set forth in the Recitals of this Agreement.
“Capricorn Holdings Operating Agreement” has the meaning set forth in Section 5.1(c).

“Closing Date” has the meaning set forth in Section 2.6.
“Company” has the meaning set forth in the opening paragraph of this Agreement.
“Company Attorney-in-Fact” has the meaning set forth in Section 10.2(a).
“Company Indemnitees” has the meaning set forth in Section 9.1 of this Agreement.
“Company Indemnitors” has the meaning set forth in Section 9.3 of this Agreement.
“Covered Assets” has the meaning set forth in Section 9.1(b).
“Covered Environmental Losses” means all Losses suffered or incurred by the Company or Capricorn Holdings by reason of, arising out of or resulting from:
(a)    any violation or correction of violation of Environmental Laws with regard to the ownership or operation by Seadrill, Seadrill Americas or Seadrill Vela Hungary of the Covered Assets; or
(b)    any event or condition relating to environmental or human health and safety matters, in each case, associated with the ownership or operation by Seadrill, Seadrill Americas or Seadrill Hungary Vela of the Covered Assets (including, without limitation, the presence of Hazardous Substances on, under, about or migrating to or from the Covered Assets or the disposal or release of, or exposure to, Hazardous Substances generated by or otherwise related to operation of the Covered Assets), including, without limitation, the reasonable and documented cost and expense of (i) any investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation or other corrective action required or necessary under Environmental Laws, (ii) the preparation and implementation of any closure, remedial, corrective action or other plans required or necessary under Environmental Laws and (iii) any environmental or toxic tort (including, without limitation, personal injury or property damage claims) pre-trial, trial or appellate legal or litigation support work, but only to the extent that such violation complained of under clause (a), or such events or conditions included in clause (b), occurred before the Closing Date; and, provided that in no event shall Losses to the extent arising from a change in any Environmental Law after the Closing Date be deemed “Covered Environmental Losses.”
“Day Rate Earn Out” has the meaning set forth in the Recitals of this Agreement.
“Earn Out” has the meaning set forth in the Recitals of this Agreement.
“Encumbrance” means any mortgage, maritime or other lien, charge, assignment, adverse claim, hypothecation, restriction, option, covenant, voting trust arrangement, adverse claim, condition, encumbrance or right, whether fixed or floating, on, or any security interest in, any property whether real, personal or mixed, tangible or intangible, any pledge or hypothecation of any property, any deposit arrangement, priority, conditional sale agreement, other title retention agreement or equipment trust, capital lease or other security arrangements of any kind.
“Environmental Laws” means all international, federal, state, foreign and local laws, statutes, rules, regulations, treaties, conventions, orders, judgments and ordinances having the force and effect of law and relating to protection of natural resources, health and safety and the environment, each in effect and as amended through the Closing Date.
“Financing Agreements” means collectively the (1) Amended and Restated Revolving Loan Agreement dated August 31, 2013 between Seadrill Operating, Seadrill Capricorn Holdings and Seadrill Partners Operating LLC, as borrowers, and Seadrill, as lender, as amended, (2) Credit Agreement, dated as of February 21, 2014 as amended and restated as of June 26, 2014, among Seadrill Operating LP, Seadrill Partners Finco LLC and Seadrill Capricorn Holdings LLC, as Borrowers, Deutsche Bank AG New York Branch, as administrative agent, and the banks and financial institutions named therein as lenders, (3)  $440,000,000 Senior Secured Credit Facility Agreement dated December 4, 2012, as amended, among Seadrill, as Borrower, the subsidiaries of Seadrill named therein as guarantors, and the banks and financial institutions named therein as lenders, and (4) the Rig Financing Agreements.
“Governmental Authority” means any domestic or foreign government, including federal, provincial, state, municipal, county or regional government or governmental or regulatory authority, domestic or foreign, and includes any department, commission, bureau, board, administrative agency or regulatory body of any of the foregoing and any multinational or supranational organization.
“Hazardous Substances” means (a) each substance defined, designated or classified as a hazardous waste, hazardous substance, hazardous material, solid waste, contaminant or toxic substance under Environmental Laws; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) natural gas, synthetic gas and any mixtures thereof; (d) any radioactive material; and (e) any asbestos‑containing materials in a friable condition.
“Insolvency Event” means, with respect to any Person, that any of the following actions has occurred in relation to it:
(a)    an order has been made or an effective resolution passed or other proceedings or actions taken (including the presentation of a petition) with a view to its administration, bankruptcy, winding-up, liquidation or dissolution; or
(b)    it has had a receiver, administrative receiver, manager or administrator appointed over all or any substantial part of its undertaking or assets; or
(c)    any event has occurred or situation arisen in any jurisdiction that has a substantially similar effect to any of the foregoing.

“Law” has the meaning set forth in Section 3.1(c).
“Losses” means, with respect to any matter, all losses, claims, damages, liabilities, deficiencies, costs, expenses (including all costs of investigation, legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) or diminution of value, whether or not involving a claim from a third party, however specifically excluding consequential, special and indirect losses, loss of profit and loss of opportunity.
“Person” means an individual, legal personal representative, corporation, body corporate, firm, limited liability company, partnership, trust, trustee, syndicate, joint venture, unincorporated organization or governmental authority.
“Party” or “Parties” has the meaning set forth in the opening paragraph of this Agreement.
“Rig Financing Agreements” means the West Vela Credit Facility and any documents related thereto.
“Rig Financing Indemnitees” has the meaning set forth in Section 9.4.
“Seadrill” has the meaning set forth in the opening paragraph of this Agreement.
“Seadrill Americas” has the meaning set forth in the opening paragraph of this Agreement.
“Seadrill Attorney-in-Fact” has the meaning set forth in Section 10.2(b).
“Seadrill Deepwater Contracting” has the meaning set forth in the Recitals of this Agreement.
“Seadrill Gulf Vela” has the meaning set forth in the Recitals of this Agreement.
“Seadrill Indemnitees” has the meaning set forth in Section 9.3 of this Agreement.
“Seadrill Indemnitors” has the meaning set forth in Section 9.1 of this Agreement.
“Seadrill Vela Hungary” has the meaning set forth in the Recitals of this Agreement.
“Taxes” means all income, franchise, business, property, sales, use, goods and services or value added, withholding, excise, alternate minimum capital, transfer, excise, customs, anti-dumping, countervail, net worth, stamp, registration, payroll, employment, health, education, business, school, property, local improvement, development and occupation taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, dues and charges and other taxes required to be reported upon or paid to any governmental authority and all interest and penalties thereon.

“Transferred Subsidiaries” means, collectively, Seadrill Gulf Vela and Seadrill Vela Hungary.
“Transferred Subsidiary Contracts” has the meaning set forth in Section 3.1(p) of this Agreement.
“West Vela Acquisition Receivable” has the meaning set forth in the Recitals of this Agreement.
“West Vela Bareboat Charter” has the meaning set forth in the Recitals of this Agreement.
“West Vela BOP Charges” has the meaning set forth in Section 2.11 of this Agreement.
“West Vela Credit Facility” means the $1.45 billion Senior Secured Credit Facility dated March 20, 2013, as amended by two accession letters dated March 28, 2013, between, among others, (i) Seadrill Vela Hungary and Seadrill Tellus Ltd. as borrowers, (ii) Seadrill as guarantor, (iii) Seadrill Gulf Vela as intragroup charterer and guarantor, (iv) the banks and financial institutions listed therein as lenders and (iv) ING Bank N.V. as agent.
“West Vela Drilling Contract” has the meaning set forth in the Recitals of this Agreement.
“West Vela Purchase Price” has the meaning set forth in Section 2.4 of this Agreement.
“West Vela WC Purchase Price Adjustment” has the meaning set forth in Section 2.7(a) of this Agreement.
ARTICLE II
THE CONTRIBUTIONS, PURCHASES AND SALES

On the Closing Date, the Parties agree that the following transactions shall be completed in the order set forth below.
Section 2.1    Issuance of Capricorn Holdings Units to the Company in Exchange for Cash. Capricorn Holdings shall issue to the Company 5,100 units, representing limited liability company interests in Capricorn Holdings, in exchange for a contribution of $238,177,082 in cash.
Section 2.2    Issuance of Capricorn Holdings Units to Seadrill in Exchange for Cash. Capricorn Holdings shall issue to Seadrill 4,900 units, representing limited liability company interests in Capricorn Holdings, in exchange for a contribution of $228,836,805 in cash.
Section 2.3    Purchase and Sale of 100% Interest in Seadrill Gulf Vela. Seadrill Americas shall sell and transfer to Capricorn Holdings, and Capricorn Holdings shall purchase from Seadrill

Americas, 100% of the outstanding membership interests in Seadrill Gulf Vela, in exchange for $128,227,891 in cash.
Section 2.4    Purchase and Sale of 100% Interest in Seadrill Vela Hungary. Seadrill shall sell and transfer to Capricorn Holdings, and Capricorn Holdings shall purchase from Seadrill, 100% of the ownership interests in Seadrill Vela Hungary, in exchange for (i) $338,785,996 in cash and (ii) payment of the Earn Out (collectively, the “West Vela Purchase Price”). The Earn Out shall be due and payable by Capricorn Holdings to Seadrill within 30 days following the end of each calendar quarter with respect to all Earn Out amounts actually received under the West Vela Drilling Contract during such calendar quarter. The Day Rate Earn Out shall be calculated for any given period by multiplying $40,000.00 by the applicable day rate percentage set forth in Table 14.1A, Item B of Article 14 of Section 5 of the West Vela Drilling Contract. No contract day rate escalation provisions shall be applied in relation to the $40,000.00 basis for calculating the Day Rate Earn Out.
Section 2.5    Transfer of West Vela Acquisition Receivable. Seadrill shall transfer to Capricorn Holdings the West Vela Acquisition Receivable.
Section 2.6    Closing. On the terms and subject to the conditions of this Agreement, the contributions, purchases, transfers, sales and equity issuances set forth in Section 2.1 through Section 2.5 shall take place within 30 days of after the date hereof, or on such other date as may be agreed upon by the Parties (the “Closing Date”).
Section 2.7    Working Capital Purchase Price Adjustment.
(a)    The West Vela Purchase Price shall be increased or decreased by an amount equal to the amount by which all net working capital (excluding inventory and debt) reflected on the books and records as of the Closing Date of the Transferred Subsidiaries either exceeds or is less than $5,000,000 (the “West Vela WC Purchase Price Adjustment”).
(b)    Within 30 days following the Closing Date, Seadrill and the Company shall agree on the amount of the West Vela WC Purchase Price Adjustment pursuant to Section 2.7(a), and Seadrill and the Company shall make settlement of the West Vela WC Purchase Price Adjustment within 30 days thereafter.
Section 2.8    Satisfaction of Intercompany Receivables. Seadrill hereby agrees that, with the exception of the debt related to the West Vela Acquisition Receivable, which is being transferred to Capricorn Holdings pursuant to Section 2.5, at or prior to Closing, Seadrill shall arrange for the extinguishment of the obligations of Seadrill Gulf Vela and Seadrill Vela Hungary, by settlement or any other manner in Seadrill’s sole discretion, in relation to all amounts payable to Seadrill and its subsidiaries by Seadrill Gulf Vela and Seadrill Vela Hungary.
Section 2.9    Set-Off. On the Closing Date, Capricorn Holdings may set off the amount owed by Seadrill to Capricorn Holdings pursuant to Section 2.2 against the cash liability of Capricorn Holdings to Seadrill to Section 2.4(i). Any exercise by Capricorn Holdings of its rights under this clause shall not limit or affect any other rights or remedies available to any party under this Agreement or otherwise.

Section 2.10    Withholding Taxes. Capricorn Holdings may reduce any payment of the West Vela Purchase Price, including the Earn Out and any West Vela WC Purchase Price Adjustment, for any applicable withholding taxes (without gross up) and Seadrill shall indemnify Capricorn Holdings and any of its applicable withholding agents for any withholding taxes required to be or have been withheld or deducted from a payment to Seadrill with respect to the West Vela Purchase Price, including the Earn Out and any West Vela WC Purchase Price Adjustment.
Section 2.11    West Vela BOP Charges. Seadrill hereby agrees that it shall be responsible for payment of any amounts currently owed, or arising after the date hereof, in connection with the purchase, receipt, and commissioning of the spare blowout preventer for the West Vela (the “West Vela BOP Charges”).
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SEADRILL
Section 3.1    Representations and Warranties. Seadrill hereby represents and warrants to the Company, as of the date hereof and as of the Closing Date, as to itself and as to Seadrill Americas, each of the Transferred Subsidiaries and the West Vela, as the case may, be that:
(a)    Each of Seadrill, Seadrill Americas and the Transferred Subsidiaries has been duly formed or incorporated and is validly existing and in good standing under the laws of its respective jurisdiction of formation or incorporation and has all requisite power and authority to operate its assets and conduct its business as it is now being conducted and, in the case of Seadrill, as described in its 1934 Act Filings. No Insolvency Event has occurred with respect to Seadrill, Seadrill Americas or the Transferred Subsidiaries and no events or circumstances have arisen that entitle or could entitle any person to take any action, appoint any person, commence proceedings or obtain any order instigating an Insolvency Event;
(b)    Each of Seadrill and Seadrill Americas has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Seadrill and Seadrill Americas and the execution and delivery of all documents, instruments and agreements required to be executed and delivered by Seadrill, Seadrill Americas and each of the Transferred Subsidiaries pursuant to this Agreement in connection with the completion of the transactions contemplated by this Agreement, have been duly authorized by all necessary action on the part of Seadrill, Seadrill Americas and each of the Transferred Subsidiaries party hereto or thereto, and this Agreement has been duly executed and delivered by Seadrill and Seadrill Americas and constitutes a legal, valid and binding obligation of Seadrill and Seadrill Americas, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws of general application affecting the enforceability of remedies and rights of creditors and except that equitable remedies such as specific performance and injunction are in the discretion of a court;
(c)    The execution, delivery and performance by Seadrill, Seadrill Americas and each of the Transferred Subsidiaries, as applicable, of this Agreement and the transactions contemplated hereunder will not conflict with or result in any violation of or constitute a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under any provision of: (i) Seadrill’s, Seadrill Americas’ or the Transferred Subsidiaries’ articles of association, articles of incorporation or bylaws or certificate of formation or limited liability company agreement or other organizational documents; (ii) any lien, encumbrance, security interest, pledge, mortgage, charge, other claim, bond, indenture, agreement, contract, franchise license, permit or other instrument or obligation to which Seadrill, Seadrill Americas or any of the Transferred Subsidiaries is a party or is subject or by which any of Seadrill’s, Seadrill Americas’ or any of the Transferred Subsidiaries’ assets or properties may be bound; (iii) any applicable laws, statutes, ordinances, rules or regulations promulgated by a governmental authority, orders of a governmental authority, judicial decisions, decisions of arbitrators or determinations of any governmental authority or court (“Laws”); or (iv) the West Vela Drilling Contract or any material provision of any material contract to which Seadrill, Seadrill Americas or any of the Transferred Subsidiaries is a party or by which the assets of Seadrill, Seadrill Americas or any of the Transferred Subsidiaries are bound;
(d)    Except as have already been obtained or that will be obtained in the ordinary course of business, no consent, permit, approval or authorization of, notice or declaration to or filing with any Governmental Authority or any other person, including those related to any Environmental Laws or regulations, is required in connection with the execution and delivery by Seadrill and Seadrill Americas of this Agreement or the consummation by Seadrill, Seadrill Americas and each of the Transferred Subsidiaries of the transactions contemplated hereunder, and any consents required for the transfer or assignment of the West Vela Drilling Contract have been duly obtained;
(e)    As of the date hereof, (i) Seadrill owns, directly or indirectly, all of the outstanding equity interests of Seadrill Vela Hungary and has good and marketable title thereto, free and clear of any and all Encumbrances, other than those arising under the Rig Financing Agreements and applicable securities laws and (ii) Seadrill Americas owns all of the outstanding equity interests of Seadrill Gulf Vela and has good and marketable title thereto free and clear of any and all Encumbrances except for applicable securities laws;
(f)    All of the issued and outstanding equity interests of each Transferred Subsidiary have been duly authorized and are validly issued in accordance with the articles of association, articles of incorporation, bylaws, certificate of formation, limited liability company agreement or other organizational documents of such Transferred Subsidiary and are fully paid and non‑assessable;
(g)    There are not outstanding (i) any options, warrants or other rights to purchase any equity interests of any Transferred Subsidiary, (ii) any securities convertible into or exchangeable for equity interests of any Transferred Subsidiary, or (iii) any other commitments of any kind for the issuance of equity interests of any Transferred Subsidiary or options, warrants or other securities of any Transferred Subsidiary;
(h)    There is no outstanding agreement, contract, option, commitment or other right or understanding in favor of, or held by, any person other than the Company to acquire any assets of the Transferred Subsidiaries;
(i)    Correct and complete copies of the organizational documents of each Transferred Subsidiary (as amended to the date of this Agreement), the West Vela Drilling Contract and the West

Vela Bareboat Charter have been made available to the Company, and no amendments will be made to any such organizational documents prior to the Closing Date without the prior written consent of the Company (such consent not to be unreasonably withheld);
(j)    Correct and complete copies of the Rig Financing Agreements have been made available to the Company. Each Rig Financing Agreement is a valid and binding agreement of the Transferred Subsidiaries party thereto, enforceable against each such Transferred Subsidiary in accordance with its terms and, to the knowledge of Seadrill, each of the Rig Financing Agreements is a valid and binding agreement of all other parties thereto enforceable against such parties in accordance with its terms, except as may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws of general application affecting the enforceability of remedies and rights of creditors and except that equitable remedies such as specific performance and injunction are in the discretion of a court;
(k)    The West Vela Drilling Contract is a valid and binding agreement of Seadrill Gulf Vela and is enforceable against Seadrill Gulf Vela in accordance with its terms and, to the knowledge of Seadrill, the West Vela Drilling Contract is a valid and binding agreement of all other parties thereto enforceable against such parties in accordance with its terms, except as may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws of general application affecting the enforceability of remedies and rights of creditors and except that equitable remedies such as specific performance and injunction are in the discretion of a court;
(l)    Seadrill Gulf Vela has fulfilled all material obligations required pursuant to the West Vela Drilling Contract to have been performed by it prior to the date of this Agreement and has not waived any material rights thereunder; and no material default or breach exists in respect thereof on its part or, to Seadrill’s knowledge, any of the other parties thereto and, to Seadrill’s knowledge, no event has occurred which, after giving of notice or the lapse of time, or both, would constitute such a material default or breach;
(m)    The West Vela Bareboat Charter is a valid and binding agreement of Seadrill Gulf Vela and Seadrill Vela Hungary and is enforceable against Seadrill Gulf Vela and Seadrill Vela Hungary in accordance with its terms, except as may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws of general application affecting the enforceability of remedies and rights of creditors and except that equitable remedies such as specific performance and injunction are in the discretion of a court;
(n)    Except for such liabilities, debts obligations, encumbrances, defects, restrictions or claims of a general nature and magnitude that would arise in connection with the operation of a drillship of the same type as the West Vela in the ordinary course of business, there are no liabilities, debts or obligations of, encumbrances, defects or restrictions of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due (including any liability for Taxes and interest, penalties and other charges payable with respect to any such liability or obligation) with respect to the Transferred Subsidiaries, or claims against the Transferred Subsidiaries or any of the assets owned by the Transferred Subsidiaries, including the West Vela, other than those arising under or in connection with Rig Financing Agreements, the West Vela Drilling Contract, the West Vela Acquisition Receivable or the West Vela BOP Charges.

(o)    Seadrill has disclosed to the Company all material information on, and about, each of the Transferred Subsidiaries and the West Vela and all such information is true, accurate and not misleading in any material respect. Nothing has been withheld from any materials provided by Seadrill to the Company in connection with the transactions contemplated by this Agreement that would render such information untrue or misleading;
(p)    Seadrill has disclosed to the Company all material contracts and agreements, written or oral, to which any of the Transferred Subsidiaries is a party or by which any of their assets are bound, including the West Vela Drilling Contract, the West Vela Credit Facility and the West Vela Bareboat Charter (the “Transferred Subsidiary Contracts”);
(q)    Each of the Transferred Subsidiary Contracts is a valid and binding agreement of the Transferred Subsidiaries party thereto, or Seadrill Americas, as applicable, enforceable against such Transferred Subsidiary or Seadrill Americas, as applicable, in accordance with its terms, and to the knowledge of Seadrill, each of the Transferred Subsidiary Contracts is a valid and binding agreement of all other parties thereto enforceable against such parties in accordance with its terms, except as may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws of general application affecting the enforceability of remedies and rights of creditors and except that equitable remedies such as specific performance and injunction are in the discretion of a court;
(r)    Each of the Transferred Subsidiaries or Seadrill Americas, as applicable, has fulfilled all material obligations required pursuant to the Transferred Subsidiary Contracts to which it is a party to have been performed by it prior to the date hereof and has not waived any material rights thereunder;
(s)    There has not occurred any material default on the part of any Transferred Subsidiary or Seadrill Americas under any Transferred Subsidiary Contracts to which it is a party, or to the knowledge of Seadrill, on the part of any other party thereto, nor has any event occurred that with the giving of notice or the lapse of time, or both, would constitute any material default on the part of any Transferred Subsidiary or Seadrill Americas under any of the Transferred Subsidiary Contracts to which it is a party nor, to the knowledge of Seadrill, has any event occurred that with the giving of notice or the lapse of time, or both, would constitute any material default on the part of any other party to any of the Transferred Subsidiary Contracts;
(t)    Seadrill Vela Hungary now has, and at the Closing Date will have, good and marketable title to the West Vela and its equipment, free and clear of any and all Encumbrances, other than applicable securities laws and any intercompany payables that will be extinguished pursuant to Section 2.8 of this Agreement and those arising under the Rig Financing Agreements and permitted encumbrances under the Rig Financing Agreements and arising under the West Vela Acquisition Receivable. As of the date hereof, there is approximately $433.0 million of borrowings outstanding under the West Vela Credit Facility attributable to the West Vela;
(u)    There is no action, suit or proceeding to which any of the Transferred Subsidiaries is a party (either as a plaintiff or defendant), or to which the West Vela is subject, pending before any court or governmental agency, authority or body or arbitrator; there is no action, suit or proceeding threatened against any of the Transferred Subsidiaries or Seadrill Americas or the West Vela; and, to the best knowledge of Seadrill, there is no basis for any such action, suit or proceeding;
(v)    None of the Transferred Subsidiaries or Seadrill Americas has been permanently or temporarily enjoined by any order, judgment or decree of any court or any governmental agency, authority or body from engaging in or continuing any conduct or practice in connection with its business, assets or properties;
(w)    There is not in existence any order, judgment or decree of any court or other tribunal or other agency enjoining or requiring any of the Transferred Subsidiaries or Seadrill Americas to take any action of any kind with respect to their respective business, assets or properties;
(x)    None of the Transferred Subsidiaries will be indebted, directly or indirectly, to any person who is an officer, director, stockholder or employee of such Transferred Subsidiary or any spouse, child, or other relative or any affiliate thereof, nor shall any such officer, director, stockholder, employee, relative or affiliate be indebted to such Transferred Subsidiary;
(y)    Seadrill will cause Seadrill Vela Hungary to timely elect to be classified for U.S. federal income tax purposes as an entity disregarded as separate from its owner on a properly-completed Form 8832 filed with the Internal Revenue Service. Seadrill will also cause Seadrill Gulf Vela to timely elect to be classified for U.S. federal income tax purposes as an association taxable as a corporation on a properly-completed Form 8832 filed with the Internal Revenue Service. These elections for Seadrill Vela Hungary and Seadrill Gulf Vela have been or will be made with an effective date prior to the transaction described in Section 2.1. Once these elections have been made, neither Seadrill, Seadrill Vela Hungary nor Seadrill Gulf Vela will take any action to change the U.S. federal income tax classification of Seadrill Vela Hungary or Seadrill Gulf Vela from that provided in the elections described above;
(z)     None of the Transferred Subsidiaries have any employees. All crew members with respect to the West Vela are provided directly or indirectly by subsidiaries of Seadrill pursuant to services agreements with the Transferred Subsidiaries;
(aa)    A list of the insurance policies relating to the West Vela are set forth on Schedule A hereto, each of which is in full force and effect and, to the knowledge of Seadrill, not subject to being voided or terminated for any reason;
(bb)    The West Vela (i) is adequate and suitable for use by the applicable Transferred Subsidiary in such Transferred Subsidiary’s business as presently conducted by it in all material respects, ordinary wear and tear excepted; (ii) is in good running order and repair; (iii) is in compliance with applicable laws and regulations; (iv) is duly registered under the flag set forth opposite its name on Schedule B hereto; (v) is in compliance in all material respects with the requirements of its present class and classification society as set forth opposite such its name on Schedule B hereto and has the highest classification rating; (vi) has class certificates that are clean and valid and free of recommendations or notations as to class or other requirement of the relevant classification society; and (vii) has been maintained in a proper and efficient manner in accordance with internationally accepted standards for good drillship maintenance, is in good operating order, condition and repair and is seaworthy and all repairs made to the West Vela since its delivery from the shipyard and all known scheduled repairs due to be made and all known deficiencies have been disclosed to the Company;
(cc)    The West Vela is not (i) under arrest or otherwise detained; (ii) other than in the ordinary course of business, in the possession of any Person (other than the West Vela’s master and crew); or (iii) subject to a possessory lien;
(dd)    No blacklisting or boycotting of any type has been applied or currently exists against, or in respect of, the West Vela; and
(ee)    There are not outstanding any options or other rights to purchase the West Vela.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Section 4.1    Representations and Warranties. The Company hereby represents and warrants to Seadrill as of the date hereof and as of the Closing Date:
(a)    The Company has been duly formed and is validly existing and in good standing under the laws of the Republic of the Marshall Islands and has all requisite limited liability company power and authority to own and operate its assets and conduct its business as described in its 1934 Act Filings. No Insolvency Event has occurred with respect to the Company and no events or circumstances have arisen that entitle or could entitle any person to take any action, appoint any person, commence proceedings or obtain any order instigating an Insolvency Event;
(b)    The Company has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and all documents, instruments and agreements required to be executed and delivered by the Company pursuant to this Agreement in connection with the completion of the transactions contemplated by this Agreement, have been duly authorized by all necessary action on its part, and this Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of it, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws of general application affecting the enforceability of remedies and rights of creditors and except that equitable remedies such as specific performance and injunction are in the discretion of a court;
(c)    The execution, delivery and performance by the Company of this Agreement will not conflict with or result in any violation of or constitute a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under any provision of: (i) its limited liability company agreement; (ii) any lien, encumbrance, security interest, pledge, mortgage, charge, other claim, bond, indenture, agreement, contract, franchise license, permit or other instrument or obligation to which it is a party or is subject or by which any of its assets or properties may be bound, including the Financing Agreements; or (iii) any applicable Laws; and

(d)    Except as have already been obtained or that will be obtained in the ordinary course of business, no consent, permit, approval or authorization of, notice or declaration to or filing with any governmental authority or any other person, including those related to any Environmental Laws or regulations, is required in connection with the execution and delivery by the Company of this Agreement or the consummation by it of the transactions contemplated hereunder.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF CAPRICORN HOLDINGS
Section 5.1    Representations and Warranties. Capricorn Holdings hereby represents and warrants to Seadrill and the Company as of the date hereof and as of the Closing Date that:
(a)    Capricorn Holdings has been duly formed and is validly existing in good standing under the laws of the Republic of the Marshall Islands and has all requisite limited liability company power and authority to operate its assets and conduct its business as it is now being conducted. No Insolvency Event has occurred with respect to Capricorn Holdings and no events or circumstances have arisen that entitle or could entitle any person to take any action, appoint any person, commence proceedings or obtain any order instigating an Insolvency Event;
(b)    Capricorn Holdings has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and all documents, instruments and agreements required to be executed and delivered by Capricorn Holdings pursuant to this Agreement in connection with the completion of the transactions contemplated by this Agreement, have been duly authorized by all necessary action on its part or on its behalf, and this Agreement has been duly executed and delivered by it and constitutes a legal, valid and binding obligation of it, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws of general application affecting the enforceability of remedies and rights of creditors and except that equitable remedies such as specific performance and injunction are in the discretion of a court;
(c)    The execution, delivery and performance by Capricorn Holdings of this Agreement will not conflict with or result in any violation of or constitute a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under any provision of: (i) the Limited Liability Company Agreement of Capricorn Holdings, dated as of September 27, 2012 (the “Capricorn Holdings Operating Agreement”); (ii) any lien, encumbrance, security interest, pledge, mortgage, charge, other claim, bond, indenture, agreement, contract, franchise license, permit or other instrument or obligation to which it is a party or is subject or by which any of its assets or properties may be bound, including the Financing Agreements; or (iii) any applicable Laws;
(d)    Except as have already been obtained or that will be obtained in the ordinary course of business, no consent, permit, approval or authorization of, notice or declaration to or filing with any governmental authority or any other person, including those related to any Environmental Laws or regulations, is required in connection with the execution and delivery by Capricorn Holdings of this Agreement or the consummation by it of the transactions contemplated hereunder; and

(e)    On the Closing Date, the 10,000 units of Capricorn Holdings to be issued to the Company and Seadrill pursuant to Section 2.1 and Section 2.2, respectively, will be duly authorized and validly issued in accordance with the Capricorn Holdings Operating Agreement and will be fully paid (to the extent required under the Capricorn Holdings Operating Agreement) and nonassessable (except as such assessability may be affected by Sections 20, 31, 40 and 49 of the Marshall Islands LLC Act, and except as otherwise may be provided in the Capricorn Holdings Operating Agreement).
ARTICLE VI
PRE-CLOSING MATTERS

Section 6.1    Covenants of Seadrill Prior to the Closing Date. From the date of this Agreement to the Closing Date, Seadrill shall cause each of the Transferred Subsidiaries to conduct their business in the usual, regular and ordinary course in substantially the same manner as previously conducted. Seadrill shall not permit any of the Transferred Subsidiaries to enter into any material contracts or other material written or oral agreements prior to the Closing Date, other than such contracts and agreements as have been disclosed to the Company prior to the date of this Agreement, without the prior consent of the Company (such consent not to be unreasonably withheld). In addition, Seadrill shall not permit any of the Transferred Subsidiaries to take any action that would result in any of the conditions to the contributions, purchases, sales and equity issuances set forth in Article II not being satisfied. Furthermore, Seadrill hereby agrees and covenants that it:
(a)    shall cooperate with the Company and use its reasonable best efforts to obtain, at or prior to the Closing Date, any consents required in respect of the transfer of the rights and benefits under each of the Transferred Subsidiary Contracts as a result of the contributions, purchases, sales and equity issuances set forth in Article II of this Agreement;
(b)    shall use its reasonable best efforts to take or cause to be taken promptly all actions and to do or cause to be done all things necessary, proper and advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with the Company in connection with the foregoing, including using all reasonable best efforts to obtain all necessary consents, approvals and authorizations from any governmental authority and each other Person that are required to consummate the transactions contemplated under this Agreement;
(c)    shall take or cause to be taken all necessary corporate action, steps and proceedings to approve or authorize validly and effectively the contributions, purchases, sales and equity issuances set forth in Article II and the execution, delivery and performance of this Agreement and the other agreements and documents contemplated hereby;
(d)    shall not amend, alter or otherwise modify or permit any amendment, alteration or modification of any material provision of or terminate the West Vela Drilling Contract or the West Vela Bareboat Charter or any other Transferred Subsidiary Contract prior to the Closing Date without the prior written consent of the Company, such consent not to be unreasonably withheld or delayed;

(e)    shall not exercise or permit any exercise of any rights or options contained in the West Vela Drilling Contract, without the prior written consent of the Company, not to be unreasonably withheld or delayed;
(f)    shall observe and perform in a timely manner, all of its covenants and obligations under the Transferred Subsidiary Contracts, if any, and in the case of a default by another party thereto, it shall forthwith advise the Company of such default and shall, if requested by the Company, enforce all of its rights under such Transferred Subsidiary Contracts, as applicable, in respect of such default;
(g)    shall not cause or, to the extent reasonably within its control, permit any Encumbrances to attach to the West Vela other than in connection with the Rig Financing Agreements; and
(h)    shall permit representatives of the Company to make, prior to the Closing Date, at the Company’s risk and expense, such searches, surveys, tests and inspections of the West Vela as the Company may deem desirable; provided, however, that such surveys, tests or inspections shall not damage the West Vela or interfere with the activities of Seadrill or the customer thereon and that the Company shall furnish to Seadrill with evidence that the Company has adequate liability insurance in full force and effect.
Section 6.2    Covenant of the Company Prior to the Closing Date. The Company hereby agrees and covenants that during the period of time after the date of the Agreement and prior to the Closing Date, the Company shall, in respect of the contributions, purchases, sales and equity issuances to be effected hereunder at the Closing Date, take, or cause to be taken, to the extent not already taken, all necessary limited liability company action, steps and proceedings to approve or authorize validly and effectively the contributions, purchases, sales and equity issuances and the execution, delivery and performance of this Agreement and any other agreements and documents contemplated hereby.
Section 6.3    Covenant of Capricorn Holdings Prior to the Closing Date. Capricorn Holdings hereby agrees and covenants that during the period of time after the date of the Agreement and prior to the Closing Date, Capricorn Holdings shall, in respect of the contributions, purchases, sales and equity issuances to be effected hereunder at the Closing Date, take, or cause to be taken, to the extent not already taken, all necessary limited liability company action, steps and proceedings to approve or authorize validly and effectively the contributions, purchases, sales and equity issuances and the execution, delivery and performance of this Agreement and any other agreements and documents contemplated hereby.
ARTICLE VII
CONDITIONS OF CLOSING
Section 7.1    Conditions of the Parties. The obligation of the Parties to effect the contributions, purchases, transfers, sales and equity issuances set forth in Article II of this Agreement is subject to the satisfaction (or waiver by each of the Parties) on or prior to the Closing Date of the following conditions:

(a)    Seadrill and the Transferred Subsidiaries, as applicable, shall have received any and all written consents, permits, approvals or authorizations of any Governmental Authority or any other Person (including with respect to the Transferred Subsidiary Contracts and the Rig Financing Agreements) and shall have made any and all notices or declarations to or filing with any Governmental Authority or any other Person, including those related to any Environmental Laws or regulations, required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereunder;
(b)    No legal or regulatory action or proceeding shall be pending or threatened by any governmental authority to enjoin, restrict or prohibit the transactions contemplated hereunder;
(c)    Seadrill and the Company shall have entered into a letter agreement substantially in the form attached as Exhibit A;
(d)    Seadrill Gulf Vela and Seadrill Americas shall have entered into an Advisory, Technical and Administrative Services Agreement in a form satisfactory to the parties thereto; and
(e)    The Company and Capricorn Holdings shall have obtained funds in order to consummate the transactions contemplated hereunder.
Section 7.2    Conditions of Seadrill and Seadrill Americas. The obligations of Seadrill and Seadrill Americas to effect the contributions, purchases, transfers and sales set forth in Article II of this Agreement are subject to the satisfaction (or waiver by each of Seadrill and Seadrill Americas) on or prior to the Closing Date of the following conditions:
(c)    The representations and warranties of each of the Company and Capricorn Holdings made in this Agreement shall be true and correct in all material respects as of the Closing Date as though made at Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects, on and as of such earlier date);
(d)    Each of the Company and Capricorn Holdings shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by them by the Closing Date; and
(e)    All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incidental thereto shall be reasonably satisfactory in form and substance to Seadrill and Seadrill Americas and their counsel, and Seadrill and Seadrill Americas shall have received copies of all such documents and other evidence as they may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.
Section 7.3    Conditions of the Company and Capricorn Holdings. The obligations of the Company and Capricorn Holdings to effect the contributions, purchases, transfers, sales and equity issuances set forth in Article II of this Agreement are subject to the satisfaction (or waiver by each of the Company and Capricorn Holdings) on or prior to the Closing Date of the following conditions:

(a)    The representations and warranties of Seadrill as to itself and as to Seadrill Americas, each of the Transferred Subsidiaries and the West Vela in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects, on and as of such earlier date);
(b)    Each of Seadrill, Seadrill Americas and the Transferred Subsidiaries shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by them;
(c)    The results of the searches, surveys, tests and inspections of the West Vela referred to in Section 6.1(h) of this Agreement are reasonably satisfactory to the Company; and
(d)    All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incidental thereto shall be reasonably satisfactory in form and substance to the Company and Capricorn Holdings and their counsel, and the Company and Capricorn Holdings shall have received copies of all such documents and other evidence as they or their counsel may reasonably request in order to establish the consummation of such transaction and the taking of all proceedings in connection therewith.
ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
Section 8.1    Termination of this Agreement. Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Closing Date:
(f)    by mutual written consent of Seadrill, Seadrill Americas, the Company and Capricorn Holdings;
(g)    by Seadrill and Seadrill Americas if any of the conditions set forth in Section 7.2 of this Agreement shall have become incapable of fulfillment, and shall not have been waived by Seadrill and Seadrill Americas; or
(h)    by the Company and Capricorn Holdings if any of the conditions set forth in Section 7.3 shall have become incapable of fulfillment, and shall not have been waived by the Company and Capricorn Holdings;
provided, however, that the Parties seeking termination pursuant to clause (b) or (c) is not then in material breach of any of their representations, warranties, covenants or agreements contained in this Agreement.
Section 8.2    Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each Party hereto. An instrument in writing by the Company and Capricorn Holdings, on the one hand, or Seadrill and Seadrill Americas, on the other hand, may waive compliance by the other with any term or provision of this Agreement that such other Party was or is obligated to comply with or perform.
ARTICLE IX
INDEMNIFICATION

Section 9.1    Indemnification by Seadrill and Seadrill Americas. Subject to the provisions of Section 9.2, following the Closing Date, Seadrill and Seadrill Americas (the “Seadrill Indemnitors”) shall be liable for, and shall indemnify, defend and hold harmless the Company and Capricorn Holdings and their respective officers, directors, employees, agents and representatives (the “Company Indemnitees”) from and against:
(e)    any Losses suffered or incurred by such Company Indemnitee by reason of, arising out of or otherwise in respect of any inaccuracy in, breach of any representation or warranty, or a failure to perform or observe fully any covenant, agreement or obligation of Seadrill or Seadrill Americas in or under this Agreement or in or under any document, instrument or agreement delivered pursuant to this Agreement by Seadrill or Seadrill Americas;
(f)    any Covered Environmental Losses relating to the Transferred Subsidiaries or the West Vela prior to or at the Closing Date (the “Covered Assets”) to the extent that Seadrill and Seadrill Americas are notified by the Company and Capricorn Holdings of any such Covered Environmental Losses within five (5) years after the Closing Date;
(g)    any Losses (other than Covered Environmental Losses) suffered or incurred by such Company Indemnitees in relation to the West Vela for periods prior to the Closing;
(h)    all federal, state, foreign and local income tax liabilities attributable to the operation of the Covered Assets prior to the Closing Date, including any such income tax liabilities of Seadrill and Seadrill Americas that may result from the consummation of the transactions contemplated by this Agreement, but excluding any federal, state, foreign and local income taxes reserved on the books of the Transferred Subsidiaries on the Closing Date; and
(i)    any fees, expenses or other payments incurred or owed by Seadrill or Seadrill Americas to any brokers, financial advisors or comparable other persons retained or employed by it in connection with the transactions contemplated by this Agreement.
Section 9.2    Limitations Regarding Indemnification.
(a)    The aggregate liability of Seadrill and Seadrill Americas under Section 9.1 shall not exceed $450,000,000.
(b)    All obligations of any party to indemnify, hold harmless pursuant to this Agreement, shall apply irrespective of cause and notwithstanding the negligence (whether sole, concurrent, joint, active or passive) or breach of duty (whether statutory, contractual or otherwise), gross negligence or willful misconduct, or the unseaworthiness of any vessel or unairworthiness of any aircraft or is the result of any pre-existing condition, of the indemnified Party or any other entity or party; provided, however, that the following claims and all obligations to pay such claims shall be excluded from the obligations to indemnify and hold harmless hereunder: (i) fines and penalties imposed on any indemnitee up to the amount of $10 million; (ii) punitive damages up to the amount of $10 million; and (iii) any and all damages cause by a party’s gross negligence or willful misconduct up to the amount of $10 million.
Section 9.3    Indemnification by the Company and Capricorn Holdings. Following the Closing Date, the Company and Capricorn Holdings (the “Company Indemnitors”) shall be liable for, and shall indemnify, defend and hold harmless Seadrill and Seadrill Americas and their respective officers, directors, employees, agents and representatives (the “Seadrill Indemnitees”) from and against any Losses, suffered or incurred by such Seadrill Indemnitee by reason of, arising out of or otherwise in respect of any inaccuracy in, breach of any representation or warranty, or a failure to perform or observe fully any covenant, agreement or obligation of, the Company and Capricorn Holdings in or under this Agreement or in or under any document, instrument or agreement delivered pursuant to this Agreement by the Company and Capricorn Holdings or, to the extent such losses occur after the Closing Date, any Losses arising out of the West Vela Drilling Contract or any violation or correction of violation of Environmental Laws with regard to the ownership or operation by the Company and Capricorn Holdings or Seadrill Vela Hungary of the Covered Assets.
Section 9.4    Indemnification by Seadrill for Certain Liabilities Arising under Rig Financing Agreements.
Without regard to the limitation set forth in Section 9.2(a), following the Closing Date, Seadrill shall be liable for, and shall indemnify, defend and hold harmless the Company, Capricorn Holdings and Seadrill Vela Hungary and their respective officers, directors, employees, agents and representatives (the “Rig Financing Indemnitees”) from and against any (i) any payments of, or obligations with respect to, principal, interest, fees, costs, expenses, indemnities, or other amounts required to be made by such Rig Financing Indemnitees under the Rig Financing Agreements under or with respect to any loans thereunder other than those made in connection with the West Vela or the Transferred Subsidiaries, and (ii) Losses, suffered or incurred by such Rig Financing Indemnitees by reason of, arising out, of or otherwise in respect of any inaccuracy in, breach of any representation or warranty, or a failure to perform or observe fully any covenant, agreement or obligation, of the Rig Financing Agreements, excluding any such Losses caused by Seadrill Vela Hungary or relating to the ownership or operation by Company, Capricorn Holdings or Seadrill Vela Hungary of the Covered Assets.
ARTICLE X
FURTHER ASSURANCES

Section 10.1    Further Assurances. From time to time after the date of this Agreement, and without any further consideration, the Parties agree to execute, acknowledge and deliver all such additional deeds, assignments, bills of sale, conveyances, instruments, notices, releases, acquittances and other documents, and will do all such other acts and things, all in accordance with applicable Law, as may be necessary or appropriate (a) to more fully to assure that the applicable Parties own all of the properties, rights, titles, interests, estates, remedies, powers and privileges granted by this Agreement, or which are intended to be so granted, (b) to more fully and effectively to vest in the applicable Parties and their respective successors and assigns beneficial and record title to the interests contributed and assigned by this Agreement or intended so to be and (c) to more fully and effectively carry out the purposes and intent of this Agreement.
Section 10.2    Power of Attorney.
(a)    Each of the Company and Capricorn Holdings hereby constitutes and appoints Georgina Sousa (the “Company Attorney-in-Fact”) as its true and lawful attorney-in-fact with full power of substitution for it and in its name, place and stead or otherwise on behalf of each of the Company and Capricorn Holdings and their successors and assigns, and for the benefit of the Company Attorney-in-Fact to demand and receive from time to time the interests contributed, conveyed, purchased, sold or issued pursuant to this Agreement (or intended so to be) and to execute in the name of the Company and Capricorn Holdings and their successors and assigns instruments of conveyance, instruments of further assurance and to give receipts and releases in respect of the same, and from time to time to institute and prosecute in the name of the Company and Capricorn Holdings for the benefit of the Company Attorney-in-Fact, any and all proceedings at law, in equity or otherwise which the Company Attorney-in-Fact may deem proper in order to (i) collect, assert or enforce any claims, rights or titles of any kind in and to the interests contributed, conveyed, assigned, assumed, purchase, sold or issued pursuant to this Agreement, (ii) defend and compromise any and all actions, suits or proceedings in respect of any of the interests contributed, conveyed, assigned, assumed, purchase, sold or issued pursuant to this Agreement (or intended so to be), and (iii) do any and all such acts and things in furtherance of this Agreement as the Company Attorney-in-Fact shall deem advisable. Each of the Company and Capricorn Holdings hereby declares that the appointment hereby made and the powers hereby granted are coupled with an interest and are and shall be irrevocable and perpetual and shall not be terminated by any act of the Company and Capricorn Holdings or their successors or assigns or by operation of law.
(b)    Each of Seadrill and Seadrill Americas hereby constitutes and appoints Georgina Sousa (the “Seadrill Attorney-in-Fact”) as its true and lawful attorney in fact with full power of substitution for it and in its name, place and stead or otherwise on behalf of Seadrill and Seadrill Americas and their successors and assigns, and for the benefit of the Seadrill Attorney-in-Fact to demand and receive from time to time the interests contributed, conveyed, purchased, sold or issued pursuant to this Agreement (or intended so to be) and to execute in the name of Seadrill and Seadrill Americas and their successors and assigns instruments of conveyance, instruments of further assurance and to give receipts and releases in respect of the same, and from time to time to institute and prosecute in the name of Seadrill and Seadrill Americas for the benefit of the Seadrill Attorney-in-Fact, any and all proceedings at law, in equity or otherwise which the Seadrill Attorney-in-Fact may deem proper in order to (i) collect, assert or enforce any claims, rights or titles of any kind in and to the interests contributed, conveyed, assigned, assumed, purchase, sold or issued pursuant to this Agreement, (ii) defend and compromise any and all actions, suits or proceedings in respect of any of the interests contributed, conveyed, assigned, assumed, purchase, sold or issued pursuant to this Agreement, and (iii) do any and all such acts and things in furtherance of this Agreement as the Seadrill Attorney-in-Fact shall deem advisable. Each of Seadrill and Seadrill Americas hereby declares that the appointment hereby made and the powers hereby granted are coupled with an interest and are and shall be irrevocable and perpetual and shall not be terminated by any act of Seadrill or Seadrill Americas or their successors or assigns or by operation of law.
ARTICLE XI
MISCELLANEOUS
Section 11.1    Survival of Representations and Warranties. The representations and warranties of Seadrill as to itself and as to Seadrill Americas, each of the Transferred Subsidiaries and the West Vela contained in this Agreement and in or under any documents, instruments and agreements delivered pursuant to this Agreement, will survive the completion of the transactions contemplated hereby regardless of any independent investigations that the Company may make or cause to be made, or knowledge it may have, prior to the date of this Agreement and will continue in full force and effect for a period of one year from the date of this Agreement. At the end of such period, such representations and warranties will terminate, and no claim may be brought by the Company against Seadrill thereafter in respect of such representations and warranties, except for claims that have been asserted by the Company prior to the date of this Agreement.
Section 11.2    Headings; References, Interpretation. All Article and Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including, without limitation, all Schedules attached hereto, and not to any particular provision of this Agreement. All references herein to Articles, Sections and Schedules shall, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Agreement and the Schedules attached hereto, and all such Schedules attached hereto are hereby incorporated herein and made a part hereof for all purposes. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non‑limiting language (such as “without limitation,” “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.
Section 11.3    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.
Section 11.4    No Third Party Rights. Other than the rights of indemnification provided to Capricorn Holdings’ withholding agents pursuant to Section 2.10 and Seadrill Vela Hungary pursuant to Section 9.4, the provisions of this Agreement are intended to bind the Parties as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies, and no person is or is intended to be a third party beneficiary of any of the provisions of this Agreement.

Section 11.5    Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument. The delivery of an executed counterpart copy of this Agreement by facsimile or electronic transmission in PDF format shall be deemed to be the equivalent of delivery of the originally executed copy thereof.
Section 11.6    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.
Section 11.7    Severability. If any of the provisions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any governmental body having jurisdiction over the subject matter hereof, such contravention or invalidity shall not invalidate the entire Agreement. Instead, this Agreement shall be construed as if it did not contain the particular provision or provisions held to be invalid and an equitable adjustment shall be made and necessary provision added so as to give effect, as nearly as possible, to the intention of the Parties as expressed in this Agreement at the time of execution of this Agreement.
Section 11.8    Deed; Bill of Sale; Assignment. To the extent required and permitted by applicable law, this Agreement shall also constitute a “deed,” “bill of sale” or “assignment” of the interests referenced herein.
Section 11.9    Integration. This Agreement and the instruments referenced herein supersede all previous understandings or agreements among the Parties, whether oral or written, with respect to the subject matter of this Agreement and such instruments. This Agreement and such instruments contain the entire understanding of the Parties with respect to the subject matter hereof and thereof. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement unless it is contained in a written amendment hereto executed by the Parties after the date of this Agreement.
[THE REMAINDER OF THIS PAGE IS LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties to this Agreement have caused it to be duly executed as of the date first above written.
SEADRILL LIMITED

By:
Name:
Title:

SEADRILL PARTNERS LLC

By:
Name:
Title:

SEADRILL CAPRICORN HOLDINGS LLC

By:
Name:
Title:

SEADRILL AMERICAS INC.

By:
Name:
Title:

SIGNATURE PAGE
TO
CONTRIBUTION, PURCHASE AND SALE AGREEMENT

SCHEDULE A
INSURANCE POLICIES

Type	Insurer	Policy Number	Effective Date(s)
Hull & Machinery, Hull Interest and Freight Interest	Marsh AS	21933/14	July 1, 2014 through June 30, 2015
War Risk	The Norwegian Shipowners’ Mutual War Risks Insurance Association	2014 11890 35 1	January 1, 2014 through December 31, 2014
Hull & Machinery, Hull Interest and Freight Interest	Lloyd & Partners Limited	PE1409806 PE1409813	July 1, 2014 through July 1, 2015
Comprehensive General Liability and P&I	Gard P. & I. (Bermuda) Ltd.	307.740	February 20, 2014 through February 20, 2015
Bunker Oil Pollution Damage	Safeguard Guarantee Company Ltd.	B 37605	February 20, 2014 through February 20, 2015

SCHEDULE A TO
CONTRIBUTION, PURCHASE AND SALE AGREEMENT

SCHEDULE B

VESSEL REGISTRATION AND CLASSIFICATION

Rig Name	Registered Flag	Classification Society
West Vela	Panama	American Bureau of Shipping

SCHEDULE B TO
CONTRIBUTION, PURCHASE AND SALE AGREEMENT

EXHIBIT A
FORM OF LETTER AGREEMENT

[Attached.]

EXHIBIT A TO
CONTRIBUTION, PURCHASE AND SALE AGREEMENT

[Seadrill Partners LLC letterhead]

November 4, 2014

Seadrill Partners LLC
2nd Floor, Building 11
Chiswick Business Park
566 Chiswick High Road
London W4 5YS

Seadrill Limited
Par-la-Ville Place, 4th Floor
14 Par-la-Ville Road
Hamilton HM 08 Bermuda

Reference is made to (i) the Contribution, Purchase and Sale Agreement, dated as of November 4, 2014 (the “Agreement”), by and among Seadrill Limited, a Bermuda exempted company (“Seadrill”), Seadrill Partners LLC, a Marshall Islands limited liability company (the “Company”), Seadrill Capricorn Holdings LLC, a Marshall Islands limited liability company (“Capricorn Holdings”), and Seadrill Americas Inc., a Texas corporation (“Seadrill Americas”) and (ii) the On Demand Guarantee, dated November 4, 2014, between the Company and ING Bank N.V. (the “Guarantee”). Capitalized terms used in this letter agreement and not otherwise defined herein will have the meanings ascribed to them in the Agreement.

The undersigned parties hereby agree that:

1.
In exercising its rights to amend the Rig Financing Agreements as agent for the Obligors (as defined in the West Vela Credit Facility) pursuant to Section 2.3 of the West Vela Credit Facility, Seadrill will act reasonably and in good faith, considering the interests of the Company, Capricorn Holdings and Seadrill Vela Hungary, and, if reasonably practicable, Seadrill will consult with the Company prior to entering into any such amendments;

2.
Subject to the rights of the lenders to require payment of all obligations under the West Vela Credit Facility prior to any claims for contribution among the guarantors, in the event that (a) the Company is required to make any payment pursuant to its guarantee obligations set forth in Section 2 of the Guarantee or (b) Seadrill is required to make any payment pursuant to its guarantee obligations set forth in Section 18.1 of the West Vela Credit Facility, Seadrill and the Company agree that (i) Seadrill shall pay, be liable for and reimburse to the Company all amounts not attributable to the tranches under the West Vela Credit Facility which relate to the Covered Assets and (ii) Seadrill and the Company shall cause Capricorn Holdings to pay all amounts attributable to the tranches under the West Vela Credit Facility which relate to the Covered Assets, and each of Seadrill and the Company shall pay, be liable for and contribute such amounts to Capricorn Holdings, in proportion to their ownership of Capricorn Holdings, as may be necessary for Capricorn Holdings to make such payment;

EXHIBIT A TO
CONTRIBUTION, PURCHASE AND SALE AGREEMENT

3.
In the event that the Company, Capricorn Holdings or Seadrill Vela Hungary inform Seadrill of their intent to sell or refinance the Covered Assets, Seadrill will exercise commercially reasonable efforts in good faith to refinance the drillship West Tellus. In the event that Seadrill informs the Company of its intent to sell or refinance the West Tellus, then the Company will exercise commercially reasonable efforts in good faith to refinance the Covered Assets; and

4.
Seadrill and the Company each agree to cause their controlled affiliates to comply with the terms of the Rig Financing Agreements, and to exercise their best efforts to promptly cure any breach of representation, warranty, covenant or other obligation under the Rig Financing Agreements.

Please acknowledge your acceptance and agreement of this letter agreement by signing in the space provided below. Upon your execution of this letter agreement (or counterpart copies hereof), this letter agreement shall become binding on the parties hereto.

[Remainder of page intentionally left blank]

EXHIBIT A TO
CONTRIBUTION, PURCHASE AND SALE AGREEMENT

Very truly yours,

SEADRILL PARTNERS LLC

By:_____________________________
Name:________________________
Title: ________________________

EXHIBIT A TO
CONTRIBUTION, PURCHASE AND SALE AGREEMENT

Acknowledged and agreed:

SEADRILL LIMITED

By:_____________________________
Name:_________________________
Title: _________________________

EXHIBIT A TO
CONTRIBUTION, PURCHASE AND SALE AGREEMENT